Exhibit 19.1

FUSEMACHINES INC.

INSIDER TRADING POLICY

and Guidelines with Respect to Certain Company Information

and Certain Transactions in Company Securities

Purpose

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Fusemachines Inc., a Delaware corporation (including subsidiaries where applicable, the “Company”) and the handling of material confidential information about the Company and the companies with which the Company engages in transactions or does business. The Company’s Board of Directors (the “Board”, and each member of the Board, a “director”) has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade based on that information.

Persons Subject to the Policy

This Policy applies to (each of the following, a “Covered Person”):

●	officers of the Company;

●	the Board;

●	employees of the Company;

●	consultants of the Company who receive or have access to material nonpublic information;

●	independent contractors of the Company who receive or have access to material nonpublic information;

●	Family Members and Controlled Entities, each as defined below; and

●	any other persons who receive or have access to material nonpublic information that the Company designates as subject to this Policy.

Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including but not limited to, the Company’s common stock, par value $0.0001 per share (“common stock”), options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading.

Each individual is responsible for making sure that he, she or they complies with this Policy, and that any Family Member or Controlled Entity whose transactions are subject to this Policy, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer (as defined below) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of the Policy

The Compliance Officer shall be responsible for administration of this Policy. For the purposes of this Policy, the Chief Financial Officer of the Company shall serve as the “Compliance Officer.” In the absence of the Chief Financial Officer of the Company, the Chief Compliance Officer of the Company (or such other officer of the Company that has been designated by the Chief Financial Officer of the Company in advance of such absence) shall serve as the “Compliance Officer” for purposes of this Policy during such absence. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Statement of Policy

Company Securities. No director, officer, employee, consultant, or independent contractor of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.	Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”

2.	Recommend that others engage in transactions in any Company Securities;

3.	Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.	Assist anyone engaged in the above activities.

Securities of Third Parties. In addition, it is the policy of the Company that no director, officer, employee, consultant, or independent contractor of the Company (or any other person designated as subject to this Policy) who, in the course of working for or with the Company, learns of material nonpublic information about another company (1) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with Company, may engage in transactions in that other company’s securities until the information becomes public or is no longer material.

Confidentiality Obligation. Each person associated with the Company has a duty to protect the confidential information, including material nonpublic information, of the Company. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. Accordingly, such information must be strictly safeguarded and not shared with unauthorized third parties including family members, household members and controlled entities, as described below. In the event any officer, director or employee of the Company receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections) that may be material nonpublic information, the inquiry should be referred to the Chief Executive Officer or Chief Financial Officer and to the other appropriate Company officers, as provided for in the Investor Relations Policy of the Company.

Limited Exceptions. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

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Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	a proposed acquisition of a significant business;

●	a significant expansion or cutback of operations;

●	internal financial information that departs from what the market would expect;

●	a default or anticipated default under debt instruments or important contracts;

●	a proposal for a merger or the purchase of substantial assets;

●	a tender offer for Company Securities;

●	an earnings estimate or revision of a previously released earnings estimate;

●	major litigation or the threat of major litigation;

●	significant management developments such as resignations or new appointments;

●	a significant increase or decrease in sales or earnings;

●	the receipt of FDA or other regulatory approvals; and

●	the discovery of a new product or the issuance of an important patent.

The foregoing list is illustrative only and is not intended to provide a comprehensive list of all circumstances that could give rise to material information.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely-available news programs, publication in a widely-available news source, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

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Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the market until after the second Trading Day after the day on which the information is publicly released. As used herein, the term “Trading Day” shall mean any day on which the Nasdaq Stock Market LLC ( the “Nasdaq”) or, if the Company’s common stock is not then traded on the Nasdaq, the principal national securities exchange, automated quotation system or other trading market where the Company’s common stock is then listed, quoted or traded, is open for trading. Nasdaq or such other principal national securities exchange, automated quotation system or other trading market where the Company’s common stock is then listed, quoted or traded is herein referred to as the “Principal Market”. If, for example, the Company were to make a public announcement of previously material nonpublic information on a Monday that is a Trading Day (at any time after market open), the information would not be considered fully absorbed by the market until the close of the second daily trading session on the Principal Market following such public announcement, i.e., the close of trading on Wednesday (assuming Tuesday and Wednesday are Trading Days). However, if, for example, the Company were to make an announcement pre-market on a Monday that is a Trading Day, the information would not be considered fully absorbed by the market until the close of the second daily trading session on the Principal Market following such public announcement, i.e., the close of trading on Tuesday (assuming Tuesday is also a Trading Day). Although such circumstances are likely to be rare, depending on the particular circumstances, the Compliance Officer may determine that a longer or shorter absorption period should apply following public release of specific material nonpublic information. For the avoidance of doubt, the persons designated by the Compliance Officer as being subject to pre-clearance procedures (as described under the heading “Additional Procedures”) may not engage, or allow their Family Members or Controlled Entities to engage, in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer in accordance with the terms of this Policy, even after information is considered to be fully absorbed by the market, as set forth above.

Transactions by Family Members and Others

In addition to all directors, officers, employees, consultants, and independent contractors of the Company (or any other person designated as subject to this Policy) (“you”), this Policy applies to all family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, companies, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

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401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan, if any, resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, if any, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company Securities fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company Securities fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company Securities fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. It should be noted that sales of Company Securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the Company’s employee stock purchase plan, if any, resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan, if any. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, if any, provided that you elected to participate by lump sum payment during the applicable enrollment period. This Policy does apply, however, to your sales of Company Securities purchased pursuant to the plan, if any.

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any Covered Person may not engage in any of the following transactions:

Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Covered Person who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa), except where the matching purchase or sale within six months is exempt from liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. Furthermore, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. In addition, Section 16(c) of the Exchange Act prohibits Section 16 insiders from engaging in transactions that would render them net short. For these reasons, short sales of Company Securities by Covered Persons are prohibited.(Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a Covered Person is trading based on material nonpublic information and that the attention of persons associated with the Company is on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, by Covered Persons are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer, employee, consultant, or independent contractor, to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, Covered Persons may no longer have the same objectives as the Company’s other shareholders. Therefore, Covered Persons are prohibited from engaging in any such transactions.

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Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions”).

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures for Deemed Insiders. Officers and directors, and employees of the Company, as well as the Family Members and Controlled Entities of such persons, and any other person that the Compliance Officer designates (collectively, “Deemed Insiders”), may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. Any Deemed Insider seeking to request pre-clearance can obtain the Company’s pre-clearance form upon request from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two Trading Days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance based on insider trading concerns, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction and such pre-clearance is not received, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale, unless the broker has undertaken to make that filing.

Any pre-cleared transaction must be effected within the period of time indicated on the pre-clearance form as approved by the Compliance Officer (typically not to exceed 10 Trading Days), unless a different period of time is specified by the Compliance Officer. Transactions not effected within such specified period shall be subject to pre-clearance again before a trade can be effected.

Quarterly Trading Restrictions. No Covered Person may conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Quarterly Restricted Period” beginning 14 calendar days prior to the end of each fiscal quarter and ending at the close of the second daily trading session on the Principal Market following the public release of the Company’s earnings results for that quarter. In other words, Covered Persons may only conduct transactions in Company Securities during the “Window Period” beginning after the close of the second daily trading session on the Principal Market following the public release of the Company’s earnings results for that quarter and ending 14 calendar days prior to the close of the next fiscal quarter. It should be noted that preliminary guidance with respect to the quarterly results generally will not suffice to end the Quarterly Restricted Period.

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To illustrate the commencement of a Quarterly Restricted Period, if the Company’s fourth fiscal quarter ends immediately following 11:59 p.m., Eastern time, on December 31st, the corresponding Quarterly Restricted Period would begin immediately following 11:59 p.m., Eastern time, on December 17th.

To illustrate the commencement of the Window Period, if the Company publicly announces its earnings results intra-day or post-market, for example, on March 8th (a Monday), then the Window Period shall begin after the close of the daily trading session on the Principal Market on March 10th (a Wednesday). However, if the Company publicly announces its earnings results pre-market, for example, on March 8th (a Monday), then the Window Period shall begin after the close of the daily trading session on the Principal Market on March 9th (a Tuesday).

The foregoing calculation of the two-daily trading session period required prior to commencement of a Window Period assumes all relevant days are Trading Days and is made using the same method of calculating the two-daily trading session period as set forth under the heading “When Information is Considered Public”.

For the avoidance of doubt, all persons designated by the Compliance Officer as being subject to pre-clearance procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer in accordance with the terms of this Policy, even during a Window Period.

Under certain very limited circumstances, a person subject to a Quarterly Restricted Period may be permitted to trade during such Quarterly Restricted Period, but only if the Compliance Officer concludes that such person is not aware of material nonpublic information. Persons wishing to trade during a Quarterly Restricted Period must contact the Compliance Officer for approval at least two Trading Days in advance of any proposed transaction involving Company Securities.

Event-Specific Restricted Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, employees, consultants, and independent contractors. So long as the event remains material and nonpublic (the “Event-Specific Restricted Period”), the persons designated by the Compliance Officer may not engage in transactions in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from engaging in transactions in Company Securities even sooner than the Quarterly Restricted Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an Event-Specific Restricted Period or the extension of a Quarterly Restricted Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions in Company Securities due to an Event-Specific Restricted Period, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an Event-Specific Restricted Period.

Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and must be in accordance with the Company’s “Guidelines for Rule 10b5-1 Plans.” If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

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To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Compliance Officer. In general, a Rule 10b5-1 Plan must be entered into during a Window Period when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two Trading Days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period. Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

Any Rule 10b5-1 Plan must be submitted for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Notwithstanding anything contained herein to the contrary, it is the Company’s policy that no officer or director, or Family Members or Controlled Entities of any such person, may enter into any transaction in Company Securities while such person has a Rule 10b5-1 Plan that is in effect; provided, however, that the foregoing shall only apply to a Rule 10b5-1 Plan adopted by such person on or after October 22, 2025.

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service by a person to the Company. If an individual is in possession of material nonpublic information when his, her, or their service terminates, that individual may not engage in transactions in Company Securities until such information has been publicly announced or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Quarterly Restricted Period, Event-Specific Restricted Period, or other Company-imposed trading restrictions applicable at the time of the termination of service.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Persons located or engaged in dealings outside the United States should be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where they are located. However, all persons subject to this Policy are required to comply with this Policy even if applicable local law is less restrictive. If a local law conflicts with this Policy, consult the Compliance Officer.

Reporting

Consistent with the Company’s Code of Conduct, it is the responsibility of all directors, officers and employees of the Company to report any violation of this Policy to the Compliance Officer. This reporting duty should be broadly construed to include any inappropriate conduct by their Family Members and Controlled Entities in respect of trading in the securities of the Company, as well as the sharing or misuse of the confidential information of the Company and any material nonpublic information.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.

Prior to disclosure to any third party, any officer, director or employee of the Company who is aware of any material nonpublic information concerning the Company that has not been disclosed to the public should report the intention to disclose such information promptly to the Compliance Officer and obtain approval to do so, or otherwise act in accordance with the Company’s Investor Relations Policy.

Certification

All Covered Persons must certify their understanding of, and intent to comply with, this Policy.

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CERTIFICATION

I certify that:

1.	I have read and understand the Policy. I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

2.	Since the date that the Policy became effective, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.

3.	I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name:

Signature:

Date:

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Memorandum to Directors and Executive Officers

(and Employees, Consultants, and Independent Contractors)

October 22, 2025

TO: Directors, Executive Officers, Employees, Consultants, and Independent Contractors

FROM: The Management of Fusemachines Inc.

RE: Transactions Involving Company Securities—Our Pre-Clearance Procedures, Trading Restrictions and Broker Interface Procedures

As you know, the Company’s board of directors recently adopted the Company’s updated insider trading policy. The policy will go into effect on October 22, 2025. The policy is described in this memorandum to all employees, consultants, independent contractors, officers and directors dated October 22, 2025. The insider trading policy includes procedures governing transactions in Company Securities by directors, executive officers, employees, consultants, and independent contractors including procedures to address the two-day Form 4 filing requirement applicable to all directors and executive officers subject to Section 16. Certain of the procedures apply also to non-executive employees, consultants, and independent contractors who regularly become aware of earnings information or other material nonpublic information about the Company. This memorandum describes these procedures. Capitalized terms in this memorandum are defined in the Insider Trading Policy.

Pre-Clearance Procedures

Officers and directors, and certain employees of the Company, as well as the Family Members and Controlled Entities of such persons, and any other person that the Compliance Officer designates, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. Any person seeking to request pre-clearance can obtain the Company’s pre-clearance form upon request from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two Trading Days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction and such pre-clearance is not received, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.

Any pre-cleared transaction must be effected within the period of time indicated on the pre-clearance form as approved by the Compliance Officer (typically not to exceed 10 Trading Days), unless a different period of time is specified by the Compliance Officer. Transactions not effected within such specified period shall be subject to pre-clearance again before a trade can be effected.

Quarterly Trading Restrictions

No Covered Person may conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Quarterly Restricted Period” beginning 14 calendar days prior to the end of each fiscal quarter and ending at the close of the second daily trading session on the Principal Market following the public release of the Company’s earnings results for that quarter. In other words, Covered Persons may only conduct transactions in Company Securities during the “Window Period” beginning after the close of the second daily trading session on the Principal Market following the public release of the Company’s earnings results for that quarter and ending 14 calendar days prior to the close of the next fiscal quarter. It should be noted that preliminary guidance with respect to the quarterly results generally will not suffice to end the Quarterly Restricted Period.

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To illustrate the commencement of a Quarterly Restricted Period, if the Company’s fourth fiscal quarter ends immediately following 11:59 p.m., Eastern time, on December 31st, the corresponding Quarterly Restricted Period would begin immediately following 11:59 p.m., Eastern time, on December 17th.

To illustrate the commencement of the Window Period, if the Company publicly announces its earnings results intra-day or post-market, for example, on March 8th (Monday), then the Window Period shall begin after the close of the daily trading session on the Principal Market on March 10th (Wednesday). However, if the Company publicly announces its earnings results pre-market, for example, on March 8th (Monday), then the Window Period shall begin after the close of the daily trading session on the Principal Market on March 9th (Tuesday).

The foregoing calculation of the two-daily trading session period required prior to commencement of a Window Period assumes all relevant days are Trading Days and is made using the same method of calculating the two-daily trading session period as set forth under the heading “When Information is Considered Public”.

For the avoidance of doubt, the persons designated by the Compliance Officer as being subject to pre-clearance procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer in accordance with the terms of this Policy, even during a Window Period.

Under certain very limited circumstances, a person subject to a Quarterly Restricted Period may be permitted to trade during such Quarterly Restricted Period, but only if the Compliance Officer concludes that the person is not aware of material nonpublic information. Persons wishing to trade during a Quarterly Restricted Period must contact the Compliance Officer for approval at least two Trading Days in advance of any proposed transaction involving Company Securities.

Event-Specific Restricted Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, employees, consultants, and independent contractors. So long as the event remains material and nonpublic (the “Event-Specific Restricted Period”), the persons designated by the Compliance Officer may not engage in transactions in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from engaging in transactions in Company Securities even sooner than the Quarterly Restricted Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an Event-Specific Restricted Period or the extension of a Quarterly Restricted Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions in Company Securities due to an Event-Specific Restricted Period, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an Event-Specific Restricted Period.

Exceptions

The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which the Policy does not apply, as described in the Policy under the headings “Transactions Under Company Plans.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described in the Policy under the heading “Rule 10b5-1 Plans.”

Post-Termination Transactions

The Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” in the Policy, however, will cease to apply to transactions in Company Securities upon the expiration of any Restricted Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Company Assistance

Any person who has a question about this memorandum or the Policy, or their application to any proposed transaction may obtain additional guidance from the Compliance Officer.

Power of Attorney

In order to enable the Company to prepare and file the Forms 4 on a timely basis, it is imperative that you sign and return immediately the enclosed power of attorney.

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Memorandum to Department Heads Regarding Certifications

October 22, 2025

TO: Department Heads, Directors and Officers

FROM: Management of Fusemachines Inc.

RE: Certification of Compliance

Under the insider trading laws, not only may companies have potential liability for failing to implement policies and procedures to prevent employees from engaging in insider trading, but other “controlling persons” may also have exposure.

It is therefore imperative that we all ensure that the employees we supervise have read, signed and returned the enclosed certification of compliance with the Company’s Insider Trading Policy.

In that connection, please see that the signed certifications of all employees, consultants, and independent contractors in your department are returned to the office of the Compliance Officer.

In addition, the Human Resources Department should furnish the Insider Trading Policy to, and obtain signed certifications from, all new employees.

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Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities (as defined in the Insider Trading Policy) that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A Rule 10b5-1 plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two Trading Days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plans during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

As specified in the Company’s Insider Trading Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

●	You may not enter into, modify or terminate a trading program during a Restricted Period, or Event-Specific Restricted Period or otherwise while you are aware of material nonpublic information.

●	All Rule 10b5-1 Plans must have a duration of at least six (6) months and no more than two (2) years.

●	For officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification of the Rule 10b5-1 Plan or (b) two Trading Days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (but in any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan).

●	For persons other than officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification of a Rule 10b5-1 plan.

●	Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time;

●	Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction in any 12-month period;

●	You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b¬5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

●	Officer and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.

The Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

Each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

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PRE-CLEARANCE OF TRANSACTIONS IN
FUSEMACHINES INC. COMMON STOCK

NAME:

Check if applicable:	Officer	Director

DESCRIBE TRANSACTION:

(# of shares and type of trans-
action (i.e., sale, purchase, gift,
pledge or other disposition)

EXPECTED DATE OF TRANSACTION:

Date of Last Sale of Fusemachines Inc. stock in the last six months (including sale for payment of taxes):

Date of Last Purchase of Fusemachines Inc. stock in the last six months:

MATERIAL, NON-PUBLIC
INFORMATION:

Are you in possession of any material, non-public Information about Fusemachines Inc. or any of its Subsidiaries?	YES	NO

SIGNATURE:	Date

*****************************************************************************************

BOTTOM PORTION TO BE FILLED OUT BY THE Chief Financial Officer OR DESIGNEE:

NAME OF OFFICER OR DESIGNEE:

Date:

Approved	Approval Expires:	(If you do not complete
this transaction prior to
Not Approved		the expiration date, you
must resubmit this form
for approval)

Approval is subject to the terms and conditions of the Company’s Insider Trading Policy (the “Policy”), which provides that the Compliance Officer (as defined in the Policy) is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction and such pre-clearance is not received, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

Forms required to be filed with the SEC:

Form 4:	Form must be filed with the SEC by 10:00 p.m. (Eastern Time) on the second business day following the transaction. To be timely filed, sufficient lead time is necessary for counsel to prepare the Form. Counsel needs all transaction and brokerage details as soon as possible after execution.

Form 144:	Form must be filed on or before you effectuate the transaction.

Please contact the Chief Financial Officer or Dentons for assistance in filing the appropriate SEC forms.

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